Exhibit 99.2

Healthy Choice Wellness Corp. Announces Closing of $4.0 Million Initial Public Offering

HOLLYWOOD, FL, September 17, 2024 — Healthy Choice Wellness Corp. (“HCWC” or the “Company”) (NYSEAM: HCWC), a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives, announced today the closing of its previously announced initial public offering of 400,000 shares of the Company’s Class A common stock, par value $0.001 per share, at an offering price of $10.00 per share, for gross proceeds of approximately $4.0 million, before deducting underwriting discounts and offering expenses (the “Offering”). In addition, HCWC has granted the underwriters a 45-day option to purchase up to an additional 60,000 shares of Class A common stock to cover over-allotments at the initial public offering price, less the underwriting discount.

The shares of Class A common stock began trading on the NYSEAM on September 16, 2024, under the symbol “HCWC”. The Class B common stock will not be listed on an exchange and will be subject to a 90-day lock-up period from the date of the distribution. Upon the expiration of the lock-up period, such shares of Class B common stock will automatically convert into shares of Class A common stock.

Maxim Group LLC acted as the sole book-running manager in connection with the Offering.

The Company intends to use the net proceeds of this Offering for general corporate purposes, which may include, among other things, funding for working capital needs and potential strategic acquisitions.

A registration statement on Form S-1 (File No. 333-274435) relating to the Offering was filed with the U.S. Securities and Exchange Commission (“SEC”), as last amended on September 13, 2024, and subsequently declared effective by the SEC on September 13, 2024. A final prospectus relating to the Offering was filed with the SEC on September 16, 2024, and is available on the SEC’s website at http://www.sec.gov. The Offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this Offering may also be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Healthy Choice Wellness Corp.

Healthy Choice Wellness Corp. is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiaries, the Company operates:

●	Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.Adasmarket.com).

●	Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins, and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.ParadiseHealthDirect.com).

●	Mother Earth’s Storehouse, an organic and health food and vitamin store in New York’s Hudson Valley, which has been in existence for over 40 years (www.MotherEarthStorehouse.com).

●	Greens Natural Foods’ eight stores in New York and New Jersey, offering a selection of 100% organic produce and all-natural, non-GMO groceries and bulk foods; a wide selection of local products; an organic juice and smoothie bar; a fresh foods department, which offers fresh and healthy “grab & go” foods; a full selection of vitamins & supplements; as well as health and beauty products. (www.Greensnaturalfoods.com).

●	Ellwood Thompson’s, an organic and natural health food and vitamin store located in Richmond, Virginia (www.ellwoodthompsons.com).
●	GreenAcres Market, an organic and natural health food and vitamin chain with five store locations in Kansas and Oklahoma. GreenAcres Market is a chain of premier natural foods stores, offering organic and all natural products and vitamins from both top national brands as well as locally sourced specialty brand (www.greenacres.com).

●	Through its wholly owned subsidiary, Healthy Choice Wellness, LLC, the Company operates a Healthy Choice Wellness Center in Kingston, NY and has a licensing agreement for a Healthy Choice Wellness Center located at the Casbah Spa and Salon in Fort Lauderdale, FL. The Company continues to seek out locations for new Healthy Choice Wellness Centers but there are not currently any agreements in place for the opening of any new locations.

●	Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty and personal care products on its website www.TheVitaminStore.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income, or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from, and winding down of our wholesale distribution operations. In addition, when used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” and “plans” and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information

Healthy Choices Wellness Corp.

3800 North 28th Way, Hollywood, FL 33020

305-600-5004

Email: ir@hcwc1.com